Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Q4 Fiscal 2019 Revenues Increased 6% to $837 Million; Increased 9% in Constant Currency

Q4 Fiscal 2019 GAAP Net Earnings per Share of $0.28, Compared to $0.01 in Q4 Fiscal 2018; Q4 Fiscal 2019 Adjusted EPS of $0.70, Compared to $0.62 in Q4 Fiscal 2018

Fiscal Year 2019 Revenues Increased 10% to $2.6 Billion; Increased 11% in Constant Currency

Fiscal Year 2019 GAAP Net Earnings per Share of $0.16, Compared to Loss per Share of $0.11 in Fiscal Year 2018; Fiscal Year 2019 Adjusted EPS of $0.98, Compared to $0.70 in Fiscal Year 2018

LOS ANGELES, March 20, 2019 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and fiscal year ended February 2, 2019.

Carlos Alberini, Chief Executive Officer, commented, “I am thrilled to be back at Guess and be part of the Guess family again. This was and is my dream job, and I feel that my prior time with the Company and my most recent experiences prepared me well for my current role. I believe there is a tremendous opportunity for Guess today, as the brand continues to gain relevancy with younger consumers all over the world where I see significant white space for continued growth. I also think that there are several areas of the operation that offer opportunities for improvement, which should result in operating margin growth over time.”

Mr. Alberini concluded, “Looking forward, I plan to spend the next few weeks with our team developing our strategic vision and implementation plan. I intend to apply some key principles for shareholder value creation, including a disciplined approach to capital allocation and working capital management, careful product development and distribution, pursuing global initiatives to leverage and support our global business more effectively and, most importantly, placing the customer at the center of everything we do.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net (gains) losses on lease terminations, (ii) asset impairment charges, (iii) certain professional service and legal fees and related costs, (iv) charges related to the European Commission fine, (v) severance charges related to the departure of our former Chief Executive Officer (“CEO”), (vi) the related tax effects of the foregoing items and (vii) amounts recorded related to the enactment of the 2017 Tax Cuts and Jobs Act (the “Tax Reform”), in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Change in Provisional Amounts Recorded for Tax Reform. During the third quarter of fiscal 2019, the Company completed the preparation of its U.S. federal tax return for fiscal 2018 and, based on information available at that time, concluded that no transition tax was due with respect to the Tax Reform. During the fourth quarter of fiscal 2019, the Company concluded that pending legislation related to the conclusions taken on the fiscal 2018 tax return would likely be enacted and result in the payment of transition tax. As a result, during the fourth quarter of fiscal 2019, the Company recorded a reserve of $25.8 million, or a negative impact of $0.32 per share.

Fourth Quarter Fiscal 2019 Results

For the fourth quarter of fiscal 2019, the Company recorded GAAP net earnings of $23.2 million, a 2,134% increase compared to $1.0 million for the fourth quarter of fiscal 2018. GAAP diluted earnings per share increased 2,700% to $0.28 for the fourth quarter of fiscal 2019, compared to $0.01 for the prior-year quarter. The Company estimates that currency had a positive impact on diluted earnings per share of $0.03 in the fourth quarter of fiscal 2019.

For the fourth quarter of fiscal 2019, the Company recorded adjusted net earnings of $58.2 million, a 12.8% increase compared to $51.6 million for the fourth quarter of fiscal 2018. Adjusted diluted earnings per share increased 12.9% to $0.70, compared to $0.62 for the prior-year quarter.

Net Revenue. Total net revenue for the fourth quarter of fiscal 2019 increased 5.7% to $837.1 million, compared to $792.2 million in the prior-year quarter. In constant currency, net revenue increased by 9.5%. The Company’s fourth quarter of fiscal 2019 results included 13 weeks, while the fourth quarter of fiscal 2018 results included 14 weeks.

•	Americas Retail revenues decreased 0.7% in U.S. dollars and increased 0.4% in constant currency. Retail comp sales including e-commerce increased 6% in U.S. dollars and 7% in constant currency.

•	Americas Wholesale revenues increased 19.2% in U.S. dollars and 21.9% in constant currency.

•	Europe revenues increased 4.1% in U.S. dollars and 10.0% in constant currency. Retail comp sales including e-commerce were flat in U.S. dollars and increased 6% in constant currency.

•	Asia revenues increased 21.7% in U.S. dollars and 25.8% in constant currency. Retail comp sales including e-commerce increased 13% in U.S. dollars and 17% in constant currency.

•	Licensing revenues increased 9.9% in U.S. dollars and constant currency.

Operating Earnings. GAAP earnings from operations for the fourth quarter of fiscal 2019 decreased 3.2% to $66.7 million (including a $1.4 million unfavorable currency translation impact), compared to $69.0 million in the prior-year quarter. GAAP operating margin in the fourth quarter decreased 70 basis points to 8.0%, compared to 8.7% in the prior-year quarter, driven primarily by higher distribution costs in Europe and lower product margins in Asia, offset by lower performance-based compensation and lower markdowns in Americas Retail and Europe wholesale. The positive impact of currency on operating margin for the quarter was approximately 30 basis points.

For the fourth quarter of fiscal 2019, adjusted earnings from operations increased 7.2% to $76.9 million, compared to adjusted earnings from operations of $71.8 million in the same prior-year quarter. Adjusted operating margin was 9.2%, an increase of 10 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment improved 270 basis points to 8.8% in the fourth quarter of fiscal 2019, compared to 6.1% in the prior-year quarter, driven primarily by the favorable impact from lower markdowns and positive sales comps, partially offset by higher store selling expenses.

•
Operating margin for the Company’s Americas Wholesale segment improved 500 basis points to 19.0% in the fourth quarter of fiscal 2019, from 14.0% in the prior-year quarter, due primarily to higher initial mark-ups in the U.S. and leveraging of expenses, partially offset by the liquidation of aged inventory in Mexico.

•
Operating margin for the Company’s Europe segment decreased 480 basis points to 11.0% in the fourth quarter of fiscal 2019, from 15.8% in the prior-year quarter, driven primarily by higher retail and wholesale distribution costs and the liquidation of aged inventory, partially offset by higher initial mark-ups and lower markdowns in wholesale.

•
Operating margin for the Company’s Asia segment decreased 480 basis points to 3.6% in the fourth quarter of fiscal 2019, from 8.4% in the prior-year quarter, driven primarily by the liquidation of aged inventory and higher markdowns, partially offset by the positive impact from leveraging occupancy and selling expenses across the region.

•	Operating margin for the Company’s Licensing segment decreased 220 basis points to 86.8% in the fourth quarter of fiscal 2019, compared to 89.0% in the prior-year quarter.

Other Income (Expenses), Net. Other income, net, was $0.5 million for the fourth quarter of fiscal 2019, an increase of $1.2 million compared to other expense, net, of $0.7 million in the prior-year quarter. The increase was due primarily to lower unrealized and realized mark-to-market losses on foreign currency contracts, partially offset by lower unrealized gains on non-operating assets and mark-to-market revaluation on foreign currency balances.

Income Taxes. The Company’s GAAP effective tax rate decreased to 62.8% for the fourth quarter of fiscal 2019, compared to 95.5% in the prior-year quarter. Our GAAP results for the fourth quarter of fiscal 2019 included a $25.8 million charge, or an unfavorable $0.32 per share impact, related to changes in provisional amounts recorded related to transition taxes under the Tax Reform. Our GAAP results for the fourth quarter of fiscal 2018 included the impact of a $47.9 million charge related to the Tax Reform, or an unfavorable $0.58 per share impact. The Company’s adjusted effective tax rate decreased to 22.7% for the fourth quarter of fiscal 2019, from 24.8% in the prior-year quarter.

Full Fiscal Year Results

For the fiscal year ended February 2, 2019, the Company recorded GAAP net earnings of $14.1 million, compared to GAAP net loss of $7.9 million for the fiscal year ended February 3, 2018. GAAP diluted earnings per share were $0.16 for the fiscal year ended February 2, 2019, compared to GAAP diluted loss per share of $0.11 for the fiscal year ended February 3, 2018. The Company estimates that the positive impact of currency on diluted earnings per share was approximately $0.03 for the fiscal year ended February 2, 2019.

For the fiscal year ended February 2, 2019, the Company recorded adjusted net earnings of $80.4 million, compared to $58.7 million for the fiscal year ended February 3, 2018. Adjusted diluted earnings per share increased 40.0% to $0.98, compared to $0.70 for the prior year.

Net Revenue. Total net revenue for fiscal 2019 increased 10.4% to $2.61 billion, compared to $2.36 billion in the prior year. In constant currency, net revenue increased by 10.6%. The Company’s fiscal 2019 results included 52 weeks, while fiscal 2018 results included 53 weeks.

•	Americas Retail revenues decreased 1.0% in U.S. dollars and decreased 0.5% in constant currency. Retail comp sales including e-commerce increased 4% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 13.6% in U.S. dollars and 15.0% in constant currency.

•	Europe revenues increased 14.4% in U.S. dollars and constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and constant currency.

•	Asia revenues increased 25.7% in U.S. dollars and 25.4% in constant currency. Retail comp sales including e-commerce increased 15% in U.S. dollars and 14% in constant currency.

•	Licensing revenues increased 14.3% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for fiscal 2019 were $52.2 million (including a $7.5 million unfavorable currency translation impact), compared to $67.4 million in the prior year. GAAP operating margin for fiscal 2019 decreased 80 basis points to 2.0%, compared to 2.8% in the prior year, driven primarily by the charges related to the European Commission fine and higher distribution costs in Europe, partially offset by lower markdowns in Americas Retail and leveraging of expenses in Europe and Asia. The impact of currency on operating margin for fiscal 2019 was minimal.

For the fiscal year ended February 2, 2019, adjusted earnings from operations increased 31.9% to $115.6 million, compared to $87.7 million for the fiscal year ended February 3, 2018. Adjusted operating margin was 4.4% for the fiscal year ended February 2, 2019, an increase of 70 basis points compared to the prior year.

•
Operating margin for the Company’s Americas Retail segment improved 460 basis points to 3.3% in fiscal 2019, compared to negative 1.3% in the prior year, driven primarily by the favorable impact from lower markdowns and negotiated rent reductions.

•
Operating margin for the Company’s Americas Wholesale segment improved 30 basis points to 17.5% in fiscal 2019, from 17.2% in the prior year. The increase in operating margin was due primarily to leveraging of expenses resulting from higher wholesale shipments, partially offset by lower gross margins.

•
Operating margin for the Company’s Europe segment decreased 440 basis points to 5.1% in fiscal 2019, from 9.5% in the prior year. This decrease was driven primarily by higher distribution costs, partially offset by higher initial mark-ups and leverage from higher wholesale sales.

•
Operating margin for the Company’s Asia segment decreased 160 basis points to 3.2% in fiscal 2019, compared to 4.8% in the prior year. The decrease in operating margin was driven primarily by an unfavorable business mix and liquidation of aged inventory, partially offset by the overall leveraging of occupancy costs.

•	Operating margin for the Company’s Licensing segment improved 40 basis points to 87.7% in fiscal 2019, compared to 87.3% in the prior year.

Other Income (Expenses), Net. Other expense, net, was $6.6 million for fiscal 2019, a decrease of $7.8 million, compared to other income, net, of $1.2 million in the prior year. The decrease was driven primarily by lower net unrealized mark-to-market revaluation gains on foreign currency balances and the impact of unrealized losses on non-operating assets in the current fiscal year compared to gains in the prior fiscal year, partially offset by lower net realized and unrealized mark-to-market losses on revaluation of foreign exchange currency contracts.

Income Taxes. On December 22, 2017, the Tax Reform was enacted into law and contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate from 35% to 21%. Our GAAP results for fiscal 2019 include a charge of $6.3 million, or an unfavorable impact of $0.08 per share, related to the finalization of provisional amounts recorded related to the Tax Reform in the prior year. Our GAAP results for fiscal 2018 include the impact of a $47.9 million charge related to the Tax Reform, or an unfavorable $0.58 per share impact. This was comprised of a $24.9 million charge for the provisional re-measurement of certain deferred taxes and related amounts and a provisional charge of $23.0 million to income tax expense for the estimated effects of the transitional tax on the deemed repatriation of foreign earnings.

The Company’s GAAP effective tax rate decreased to 63.2% for fiscal 2019, compared to 105.6% in the prior year. The Company’s adjusted effective tax rate decreased to 24.2% for fiscal 2019, compared to 30.8% in the prior year.

Impact from Adoption of New Revenue Recognition Standard in Fiscal 2019

The Company adopted a comprehensive new revenue recognition standard during the first quarter of fiscal 2019 under a modified retrospective method that does not restate prior periods to be comparable to the current period presentation. The adoption of this guidance primarily impacted the presentation of advertising contributions received from the Company’s licensees and the related advertising expenditures incurred by the Company. Under previous guidance, the Company recorded advertising contributions received from its licensees and the related advertising expenditures incurred by the Company on a net basis in its consolidated balance sheet. To the extent that the advertising contributions exceeded the Company’s advertising expenditures for its licensees, the excess contribution was treated as a deferred liability and was included in accrued expenses in the Company’s consolidated balance sheet. Under the new revenue recognition standard, advertising contributions and related advertising expenditures related to the Company’s licensing business are recorded on a gross basis. This resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $3.6 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.4 million, $0.6 million, $0.1 million and $1.3 million, respectively, during the three months ended February 2, 2019 compared to the same prior-year quarter. The net impact was an increase of approximately $1.2 million to earnings from operations for the three months ended February 2, 2019. During the fiscal year ended February 2, 2019, this resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $10.7 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $1.1 million, $3.9 million, $1.7 million, and $3.0 million, respectively, compared to the same prior-year period. The net impact was an approximately $1.0 million increase in earnings from operations for the fiscal year ended February 2, 2019.

Expected impact from Adoption of New Lease Accounting Standard in Fiscal 2020

The Company will adopt the new lease accounting standard in the first quarter of fiscal 2020. The Company does not expect the standard to have a significant impact on the Company’s consolidated statement of income (loss). However, it is expected to result in a substantial gross-up on the Company’s consolidated balance sheet to recognize a right-of-use asset for leases and a corresponding lease liability. The Company will apply the standard prospectively and does not anticipate a cumulative adjustment to retained earnings in the first quarter of fiscal 2020.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on April 18, 2019 to shareholders of record at the close of business on April 3, 2019.

Outlook

The Company’s expectations for the first quarter ending May 4, 2019 and the fiscal year ending February 1, 2020 are as follows:

Outlook for Total Company[1]

	First Quarter of Fiscal 2020	Fiscal Year 2020

Consolidated net revenue in U.S. dollars	increase between 2.5% and 3.5%	increase between 4.0% and 5.0%

Consolidated net revenue in constant currency[2]	increase between 7.0% and 8.0%	increase between 5.5% and 6.5%

GAAP operating margin	(4.5)% to (4.0)%	4.8% to 5.3%

Currency impact included in operating margin[3]	(10) basis points	10 basis points

GAAP EPS	$(0.29) to $(0.25)	$1.09 to $1.21

Currency impact included in EPS[3]	$0.01	$0.02

Notes:
1	The Company’s outlook for the first quarter ending May 4, 2019 and the fiscal year ending February 1, 2020 assumes that foreign currency exchange rates remain at prevailing rates.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

3	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	First Quarter of Fiscal 2020		Fiscal Year 2020

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	up LSD	__	up LSD
Net Revenue	up LSD	up LSD	up LSD	up LSD

Americas Wholesale:
Net Revenue	up MSD	up HSD	Flat	up LSD

Europe:
Comps	__	up LSD to MSD	__	up LSD to MSD
Net Revenue	up LSD	up HSD	up MSD	up HSD

Asia:
Comps	__	down MSD to LSD	__	up LSD
Net Revenue	up LDD	up mid-teens	up low-teens	up low-teens

Licensing:
Net Revenue	down LSD	__	down LSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and twelve months ended February 2, 2019, the adjusted results exclude the impact of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, charges related to the European Commission fine, severance charges related to the departure of our former CEO, the tax effects of these adjustments, and the amounts recorded related to the enactment of the Tax Reform, in each case where applicable. For the three and twelve months ended February 3, 2018, the adjusted results exclude the impact of net gains (losses) on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, the tax effects of these adjustments, and the tax impact resulting from enactment of the Tax Reform, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under capital leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under capital leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on March 20, 2019 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 2, 2019, the Company directly operated 1,161 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 558 additional retail stores worldwide. As of February 2, 2019, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, growth opportunities and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost reduction opportunities and cash needs; and guidance for the first quarter and full year of fiscal 2020, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “see” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; changes to our short or long-term initiatives, including those that may be initiated by our new Chief Executive Officer; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the uncertainty surrounding the United Kingdom’s referendum to withdraw membership from the European Union (commonly referred to as “Brexit”); changes in U.S. or foreign tax or tariff policy, including with respect to apparel and other accessory merchandise; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Loss)
(amounts in thousands, except per share data)

	Three Months Ended[1]				Twelve Months Ended[1]
	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018
	$	%	$	%	$	%	$	%

Product sales	$815,712	97.4%	$772,676	97.5%	$2,526,500	96.8%	$2,290,999	96.9%
Net royalties	21,415	2.6%	19,488	2.5%	83,194	3.2%	72,755	3.1%
Net revenue	837,127	100.0%	792,164	100.0%	2,609,694	100.0%	2,363,754	100.0%

Cost of product sales	531,035	63.4%	497,094	62.8%	1,670,090	64.0%	1,534,906	64.9%

Gross profit	306,092	36.6%	295,070	37.2%	939,604	36.0%	828,848	35.1%

Selling, general and administrative expenses[2]	234,562	28.0%	223,771	28.2%	835,293	32.0%	741,641	31.5%
European Commission fine	3,209	0.4%	—	—%	45,637	1.7%	—	—%
Asset impairment charges	1,922	0.2%	2,466	0.3%	6,939	0.3%	8,479	0.3%
Net (gains) losses on lease terminations	(325)	(0.0%)	(121)	(0.0%)	(477)	(0.0%)	11,373	0.5%
Earnings from operations[2]	66,724	8.0%	68,954	8.7%	52,212	2.0%	67,355	2.8%

Other income (expense):
Interest expense	(1,021)	(0.1%)	(789)	(0.1%)	(3,407)	(0.1%)	(2,431)	(0.1%)
Interest income	1,602	0.2%	1,084	0.1%	4,494	0.2%	4,106	0.2%
Other income (expense), net[2]	473	0.0%	(693)	(0.0%)	(6,591)	(0.3%)	1,241	0.1%
Earnings before income tax expense	67,778	8.1%	68,556	8.7%	46,708	1.8%	70,271	3.0%

Income tax expense	42,543	5.1%	65,449	8.3%	29,542	1.1%	74,172	3.2%

Net earnings (loss)	25,235	3.0%	3,107	0.4%	17,166	0.7%	(3,901)	(0.2%)

Net earnings attributable to noncontrolling interests	2,003	0.2%	2,067	0.3%	3,067	0.2%	3,993	0.1%

Net earnings (loss) attributable to Guess?, Inc.	$23,232	2.8%	$1,040	0.1%	$14,099	0.5%	$(7,894)	(0.3%)

Net earnings (loss) per common share attributable to common stockholders:

Basic	$0.29		$0.01		$0.17		$(0.11)
Diluted	$0.28		$0.01		$0.16		$(0.11)

Weighted average common shares outstanding attributable to common stockholders:

Basic	80,382		81,046		80,146		82,189
Diluted	81,959		82,377		81,589		82,189

Effective tax rate	62.8%		95.5%		63.2%		105.6%

Adjusted selling, general and administrative expenses[2,3]:	$229,171	27.4%	$223,319	28.2%	$823,988	31.6%	$741,189	31.4%

Adjusted earnings from operations[2,3]:	$76,921	9.2%	$71,751	9.1%	$115,616	4.4%	$87,659	3.7%

Adjusted net earnings attributable to Guess?, Inc.[3]:	$58,236	7.0%	$51,622	6.5%	$80,411	3.1%	$58,712	2.5%

Adjusted diluted earnings per common share attributable to common stockholders[3]:	$0.70		$0.62		$0.98		$0.70

Adjusted effective tax rate[3]:	22.7%		24.8%		24.2%		30.8%

Notes:
1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

2
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings from operations. Accordingly, the Company reclassified approximately $0.6 million and $2.2 million, respectively, from selling, general and administrative expenses to other income (expense), net, for the three and twelve months ended February 3, 2018 to conform to the current period presentation. This reclassification had no impact on previously reported net loss or net loss per share.

3
The adjusted results for the three and twelve months ended February 2, 2019 reflect the exclusion of net gains (losses) on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, charges related to the European Commission fine, severance charges related to the departure of our former CEO, and the related tax impacts of these adjustments, where applicable, as well as amounts recorded related to the enactment of the Tax Reform. The adjusted results for the three and twelve months ended February 3, 2018 reflect the exclusion of net (gains) losses on lease terminations, asset impairment charges, certain professional service and legal fees and related costs and the tax impacts of these adjustments, as well as the tax impacts resulting from the enactment of the Tax Reform, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and twelve months ended February 2, 2019 and February 3, 2018.

	Three Months Ended [1]		Twelve Months Ended[1]

	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018

Reported GAAP selling, general and administrative expenses	$234,562	$223,771	$835,293	$741,641
Certain professional service and legal fees and related costs[2]	(165)	(452)	(6,079)	(452)
CEO severance charges[3]	(5,226)	—	(5,226)	—
Adjusted selling, general and administrative expenses	$229,171	$223,319	$823,988	$741,189

Reported GAAP earnings from operations	$66,724	$68,954	$52,212	67,355
European Commission fine[4]	3,209	—	45,637	—
Asset impairment charges[6]	1,922	2,466	6,939	8,479
Net (gains) losses on lease terminations[5]	(325)	(121)	(477)	11,373
Certain professional service and legal fees and related costs[2]	165	452	6,079	452
CEO severance charges[3]	5,226	—	5,226	—
Adjusted earnings from operations	$76,921	$71,751	$115,616	$87,659

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$23,232	$1,040	$14,099	$(7,894)
Certain professional service and legal fees and related costs[2]	165	452	6,079	452
European Commission fine[4]	3,209	—	45,637	—
Net (gains) losses on lease terminations[5]	(325)	(121)	(477)	11,373
Asset impairment charges[6]	1,922	2,466	6,939	8,479
CEO severance charges[3]	5,226	—	5,226	—
Income tax adjustments[7]	(1,030)	(105)	(3,378)	(1,588)
Amounts recorded related to Tax Reform[8]	25,837	47,890	6,286	47,890
Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	35,004	50,582	66,312	66,606

Adjusted net earnings attributable to Guess?, Inc.	$58,236	$51,622	$80,411	$58,712

Reported GAAP income tax expense	$42,543	$65,449	$29,542	$74,172
Income tax adjustments[7]	1,030	105	3,378	1,588
Amounts recorded related to Tax Reform[8]	(25,837)	(47,890)	(6,286)	(47,890)
Adjusted income tax expense	$17,736	$17,664	$26,634	$27,870

Adjusted effective tax rate	22.7%	24.8%	24.2%	30.8%

Notes:

1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

2
During the three and twelve months ended February 2, 2019, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations. Accordingly, the results for the three and twelve months ended February 3, 2018 have been adjusted to show the impact of these charges for comparative purposes.

3
On January 28, 2019, the Company announced the departure of its Chief Executive Officer and the terms of his separation. As a result, the Company recorded $5.2 million in severance-related charges. These charges are comprised of $2.4 million in future cash severance payments and $2.8 million in non-cash stock-based compensation expenses resulting from the vesting terms of certain previously granted stock awards.

4
During the three months ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to a fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company. In December of fiscal 2019, the European Commission concluded its investigation and imposed a fine of €39.8 million ($45.6 million), which the Company has paid in the first quarter of fiscal 2020. As a result, the Company recorded additional charges of €2.8 million ($3.2 million) during the three months ended February 2, 2019. The Company has already made certain changes to its business practices and agreements in response to these proceedings, and the Company believes that such changes and any related modifications have not had, and will not have, a material impact on its ongoing business operations within the European Union.

5
During the three and twelve months ended February 2, 2019, the Company recorded net (gains) losses on lease terminations related primarily to the modification of certain lease agreements held in North America. During the three and twelve months ended February 3, 2018, the Company recorded net (gains) losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America.

6
During the three and twelve months ended February 2, 2019 and February 3, 2018, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

7
The income tax effect of the net gains (losses) on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, European Commission fine and severance charges related to our former CEO’s departure was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

8
During the fourth quarter of fiscal 2018, the Company recognized additional tax expense of $47.9 million resulting from the enactment of the Tax Reform. Of these charges $24.9 million related to reduction in deferred tax assets due to lower future U.S. corporate tax rates and $23.0 million related to the deemed repatriation of foreign earnings. During the quarter ended November 3, 2018, the Company revised the provisional amounts previously recorded related to the estimated amounts due related to deemed repatriation of foreign earnings, and recorded income tax benefits of $19.6 million. During the fourth quarter of fiscal 2019, the Company concluded, based on additional information related to the Tax Reform, that the Company would owe transition taxes if proposed legislation that clarifies existing tax regulation with respect of the dividends received deduction calculation is passed into law. As a result, during the three months ended February 2, 2019, the Company recorded additional charges due to the Tax Reform of $25.8 million, or a total of $6.3 million for fiscal 2019.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

		Three Months Ended[1]			Twelve Months Ended[1]
		February 2, 2019	February 3, 2018	% change	February 2, 2019	February 3, 2018	% change

Net revenue:
	Americas Retail	$269,284	$271,174	(1%)	$824,674	$833,077	(1%)
	Americas Wholesale	43,182	36,215	19%	170,812	150,366	14%
	Europe	371,298	356,824	4%	1,142,768	998,657	14%
	Asia	131,948	108,463	22%	388,246	308,899	26%
	Licensing	21,415	19,488	10%	83,194	72,755	14%
	Total net revenue	$837,127	$792,164	6%	$2,609,694	$2,363,754	10%

Earnings (loss) from operations:
	Americas Retail[2]	$23,831	$16,455	45%	$27,532	$(11,096)	348%
	Americas Wholesale[2]	8,192	5,062	62%	29,935	25,845	16%
	Europe[2,3]	40,690	56,397	(28%)	58,298	94,545	(38%)
	Asia[2]	4,728	9,076	(48%)	12,365	14,809	(17%)
	Licensing[2]	18,577	17,340	7%	72,986	63,538	15%
	Total segment earnings from operations[3]	96,018	104,330	(8%)	201,116	187,641	7%

	Corporate overhead[3,5,6]	(24,488)	(33,031)	(26%)	(96,805)	(100,434)	(4%)
	European Commission fine[4]	(3,209)	—		(45,637)	—
	Net gains (losses) on terminations	325	121		477	(11,373)
	Asset impairment charges	(1,922)	(2,466)		(6,939)	(8,479)
	Total earnings from operations[3,5,6]	$66,724	$68,954	(3%)	$52,212	$67,355	(22%)

Operating margins:
	Americas Retail[2]	8.8%	6.1%		3.3%	(1.3%)
	Americas Wholesale[2]	19.0%	14.0%		17.5%	17.2%
	Europe[2,3]	11.0%	15.8%		5.1%	9.5%
	Asia[2]	3.6%	8.4%		3.2%	4.8%
	Licensing[2]	86.8%	89.0%		87.7%	87.3%

	GAAP operating margin for total Company[3]	8.0%	8.7%		2.0%	2.8%
	Net (gains) losses on terminations	(0.0%)	(0.0%)		(0.0%)	0.5%
	Asset impairment charges	0.2%	0.3%		0.3%	0.3%
	European Commission fine[4]	0.4%	—%		1.7%	—%
	Certain professional service and legal fees and related costs[5]	0.0%	0.1%		0.2%	0.1%
	CEO severance charges[6]	0.6%	—%		0.2%	—%

	Adjusted operating margin for total Company[3,4,5]	9.2%	9.1%		4.4%	3.7%

Notes:
1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

2
During the first quarter of fiscal 2019, the Company changed the segment accountability for funds received from licensees on the Company’s purchases of its licensed products. These amounts were treated as a reduction of cost of product sales within the Licensing segment but now are considered in the results of the segments that control the respective purchases for purposes of segment performance evaluation. Accordingly, segment results for the three and twelve months ended February 3, 2018 have been adjusted to conform to the current period presentation.

3
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, earnings from operations and segment results for the three and twelve months ended February 3, 2018 have been adjusted to conform to the current period presentation.

4
During the three months ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to a fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company. In December of fiscal 2019, the European Commission concluded its investigation and imposed a fine of €39.8 million ($45.6 million), which the Company has paid in the first quarter of fiscal 2020. As a result, the Company recorded additional charges of €2.8 million ($3.2 million) during the three months ended February 2, 2019. The Company has already made certain changes to its business practices and agreements in response to these proceedings, and the Company believes that such changes and any related modifications have not had, and will not have, a material impact on its ongoing business operations within the European Union.

5
During the three and twelve months ended February 2, 2019 and February 3, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

6
On January 28, 2019, the Company announced the departure of its Chief Executive Officer and the terms of his separation. As a result, the Company recorded $5.2 million in severance-related charges. These charges are comprised of $2.4 million in future cash severance payments and $2.8 million in non-cash stock-based compensation expenses resulting from the vesting terms of certain previously granted stock awards.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended[1]
	February 2, 2019			February 3, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$269,284	$3,069	$272,353	$271,174	(1%)	0%
Americas Wholesale	43,182	980	44,162	36,215	19%	22%
Europe	371,298	21,315	392,613	356,824	4%	10%
Asia	131,948	4,548	136,496	108,463	22%	26%
Licensing	21,415	—	21,415	19,488	10%	10%
Total net revenue	$837,127	$29,912	$867,039	$792,164	6%	9%

	Twelve Months Ended[1]
	February 2, 2019			February 3, 2018	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$824,674	$3,869	$828,543	$833,077	(1%)	(1%)
Americas Wholesale	170,812	2,068	172,880	150,366	14%	15%
Europe	1,142,768	159	1,142,927	998,657	14%	14%
Asia	388,246	(971)	387,275	308,899	26%	25%
Licensing	83,194	—	83,194	72,755	14%	14%
Total net revenue	$2,609,694	$5,125	$2,614,819	$2,363,754	10%	11%

Notes:
1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 2, 2019	February 3, 2018

ASSETS

Cash and cash equivalents	$210,460	$367,441

Receivables, net	321,995	259,996

Inventories	468,897	428,304

Other current assets	87,343	52,964

Property and equipment, net	315,558	294,254

Restricted cash	535	241

Other assets	244,417	252,434

Total assets	$1,649,205	$1,655,634

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$4,315	$2,845

Other current liabilities	539,049	465,000

Long-term debt and capital lease obligations	35,012	39,196

Other long-term liabilities	212,331	209,528

Redeemable and nonredeemable noncontrolling interests	21,271	22,246

Guess?, Inc. stockholders’ equity	837,227	916,819

Total liabilities and stockholders’ equity	$1,649,205	$1,655,634

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended[1]
	February 2, 2019	February 3, 2018

Net cash provided by operating activities[2]	$81,679	$148,370

Net cash used in investing activities	(123,528)	(90,347)

Net cash used in financing activities	(96,818)	(128,737)

Effect of exchange rates on cash, cash equivalents and restricted cash	(18,020)	40,746

Net change in cash, cash equivalents and restricted cash	(156,687)	(29,968)

Cash, cash equivalents and restricted cash at the beginning of the year	367,682	397,650

Cash, cash equivalents and restricted cash at the end of the period	$210,995	$367,682

Supplemental information:

Depreciation and amortization	$68,357	$63,588

Rent	$292,067	$272,332

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[3]	$1,172	$18,502

Notes:
1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

2
During fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

3
During the second quarter of fiscal 2019, the Company entered into capital leases for $1.2 million related primarily to computer hardware and software. During the second quarter of fiscal 2018, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $16.0 million for equipment used in the new facility. During the second quarter of fiscal 2018, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Twelve Months Ended[1]
	February 2, 2019	February 3, 2018

Net cash provided by operating activities[2]	$81,679	$148,370

Less: Purchases of property and equipment	(108,117)	(84,655)

Less: Payments for property and equipment under capital leases	(1,387)	(937)

Free cash flow	$(27,825)	$62,778

Notes:
1	The three and twelve months ended February 2, 2019 contain 13 and 52 weeks, respectively. The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively.

2
During fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of February 2, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	290	288	2	1	—	1
Canada	89	89	—	—	—	—
Central and South America	104	67	37	27	27	—

Total Americas	483	444	39	28	27	1

Europe and the Middle East	700	490	210	37	37	—
Asia and the Pacific	536	227	309	358	174	184

Total	1,719	1,161	558	423	238	185

	As of February 3, 2018
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	308	306	2	1	—	1
Canada	89	89	—	—	—	—
Central and South America	103	59	44	27	27	—

Total Americas	500	454	46	28	27	1

Europe and the Middle East	669	400	269	33	33	—
Asia and the Pacific	494	157	337	368	177	191

Total	1,663	1,011	652	429	237	192